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                                                                   EXHIBIT 10(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-90243 of Merrill Lynch Life Variable Annuity Separate Account A on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated February 25, 2002, and (ii) Merrill Lynch Life Variable Annuity Separate Account A dated March 1, 2002, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/  DELOITTE & TOUCHE LLP

New York, New York
June 25, 2002